Exhibit 99
Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, NJ 07407
Contact:	Eric D. Burrell
201-791-7600

SEALED AIR REPORTS RECORD SALES IN FOURTH QUARTER

Achieves Double-Digit Earnings Growth

ELMWOOD PARK, N.J., Wednesday, January 31, 2007 — Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.89 for the fourth quarter of 2006, which includes charges of $0.01 per share related to the implementation of the Company’s global manufacturing strategy and $0.01 per share in restructuring charges.  Excluding these charges, diluted earnings per common share for the quarter would have been $0.91 per share, an 18% increase over prior year diluted earnings per common share of $0.77.  Sealed Air’s net sales for the quarter increased 6% to $1.15 billion, compared with $1.08 billion in 2005.

Full year 2006 diluted earnings per common share were $2.93, which includes $0.10 per share in charges related to the implementation of the Company’s global manufacturing strategy and $0.01 per share in restructuring charges.  Excluding these charges, diluted earnings per common share for the full year 2006 would have been $3.04, a 13% increase over comparable prior year diluted earnings per common share of $2.70.  Diluted earnings per common share for the full year 2005 were $2.69, which included charges of $0.01 per share related to the Company’s fourth quarter 2004 restructuring program.  Sealed Air’s net sales for the year increased 6% to $4.33 billion, compared with $4.09 billion in 2005.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“We finished the year on a strong note.  Our profitability steadily improved throughout the year as we focused on profitable growth and on optimizing the efficiency of our global supply chain.  Our year-over-year average raw material costs improved for the first time in several quarters as certain petrochemical-based raw material costs moderated during the fourth quarter.  Our business in Latin America once again experienced double-digit growth as economies in that region continue to expand and develop.  For the full year, we returned approximately $100 million to our shareholders through a combination of common stock repurchases and quarterly cash dividend payments.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“As we look ahead, we are very encouraged about the growth opportunities for our business and our ability to continue to generate significant cash flow.  Our global manufacturing strategy will position our business for enhanced profitability and growth by investing in new global capacity in high growth markets such as China, Eastern Europe and Latin America.  Our ongoing supply chain initiatives, combined with our centers of excellence approach, should enable us to further optimize our production efficiencies and lower our overall cost structure.  We are also increasing our market focus within our sales and marketing organization, which should drive additional opportunities for growth and new product development as we continue to meet and exceed the needs of our customers.

“In addition to our organic and geographic growth, we recently completed two transactions that, although not material, will expand our product offering in a number of strategic areas.  We acquired a majority interest in NanoPore Insulation LLC, a leader in developing super-insulation products utilizing vacuum insulated panel technology.  This will further broaden Sealed Air’s existing specialty materials capabilities allowing us to pursue new market opportunities with customized insulation solutions that provide energy efficiency for both packaging and non-packaging applications.  We also acquired Pack-Tiger GmbH, a European provider of paper cushioning systems and materials.  This acquisition broadens our protective packaging product offering with a paper cushioning line to meet the needs of our customers who prefer a paper packaging alternative.”

Financial Highlights for the Fourth Quarter

•                  Net sales increased 6% to $1.15 billion, a quarterly record, compared with $1.08 billion for the fourth quarter of 2005.  The increase in net sales resulted from the combined effect of $20 million in unit volume growth, an $11 million favorable change in product price/mix, $19 million from acquisitions and $20 million from the favorable effect of foreign currency translation.  Excluding the favorable effect of $20 million in foreign currency translation, net sales would have increased 5%.

•                  Gross profit increased to $339 million, or 29.6% of net sales, compared with $297 million, or 27.6% of net sales, for the fourth quarter of 2005.  The increase in gross profit as a percentage of net sales was due to improved operating efficiencies, lower average petrochemical-based raw material costs and higher average selling prices.  The Company’s fourth quarter 2006 cost of sales included $2.2 million in expenses related to the implementation of its global manufacturing strategy.

•                  Marketing, administrative and development expenses increased to $187 million, or 16.3% of net sales, compared with $161 million, or 14.9% of net sales, for the fourth quarter of 2005.  The increase in these expenses was due to higher incentive compensation in 2006 since the Company met performance objectives for the year, incremental spending related to the upgrade of the Company’s information technology platform and operating expenses of businesses acquired during the year.

•                  Operating profit increased to $152 million, or 13.2% of net sales, compared with $136 million, or 12.6% of net sales, in the fourth quarter of 2005.  Operating profit in 2006 included charges of $2.3 million related to the implementation of the Company’s global manufacturing strategy and $0.7 million in restructuring charges.  Operating profit in 2005 included restructuring charges of $0.4 million.  Excluding these charges, operating profit as a percentage of net sales for the fourth quarter of 2006 would have been 13.5% compared with 12.7% in 2005.

•                  Interest expense was $35 million compared with $37 million in the fourth quarter of 2005 primarily reflecting savings from the retirement of the Company’s 5.625% euro notes on July 19, 2006.

•                  The Company’s effective income tax rate was 31.5% compared with 28.9% in the fourth quarter of 2005.  The fourth quarter 2005 tax rate benefited from the Company adjusting its full year rate from 33.3% to 32.1%.

Business Segment Review

Food Packaging Segment

The Company’s food packaging segment net sales for the fourth quarter increased 8% to $719 million compared with $667 million last year.  Ongoing strength in Case Ready Packaging, double-digit volume growth in Latin America and the positive impact of acquisitions helped drive sales growth in the quarter.  Excluding the $13 million favorable effect of foreign currency translation, segment net sales would have increased 6%.  Operating profit for the fourth quarter was $87 million, or 12.1% of net sales, compared with $88 million, or 13.1% of net sales, in 2005.  Operating profit was essentially flat as higher marketing, administrative and development expenses referenced above and expenses related to the implementation of the Company’s global manufacturing strategy offset the improved contribution from increased sales.

Protective Packaging Segment

The Company’s protective packaging segment net sales for the fourth quarter increased 5% to $427 million compared with $409 million last year.  Sales growth in the quarter was primarily the result of higher average selling prices and the favorable effect of foreign currency translation.  Excluding the $8 million favorable effect of foreign currency translation, segment net sales would have increased 3%.  Operating profit for the fourth quarter was $66 million, or 15.4% of net sales, compared with $49 million, or 11.9% of net sales, in 2005.  The increase in operating profit as a percentage of net sales was due to favorable product price/mix combined with lower average raw material costs.

Capital Expenditures

The Company’s capital expenditures in 2006 were $168 million compared with $97 million in 2005.  The increase in capital spending reflects investments in capacity expansion and in new technologies related to the Company’s centers of excellence approach.  The Company expects that capital expenditures in 2007 will range between $175 and $200 million.  This estimate includes expected investments in new facilities in high growth markets around the world as part of the Company’s global manufacturing strategy.

Global Manufacturing Strategy

The Company incurred $2.3 million in expenses during the fourth quarter related to the implementation of its global manufacturing strategy, $0.1 million of which was recorded as restructuring charges and $2.2 million as cost of sales.  The total amount of spending related to the Company’s manufacturing strategy in 2006 was $15.6 million, $11.8 million of which was recorded as restructuring charges and $3.8 million as cost of sales.  The Company expects to incur approximately $35 million in expenses related to this strategy in 2007.  The actual timing of these additional expenses is subject to change due to a variety of factors that may cause a portion of the charges to occur in future periods.

Earnings Guidance

Sealed Air expects its full year 2007 diluted earnings per common share to be in the range of $3.05 to $3.25, which includes charges of $35 million, or $0.25 per share, expected to be incurred relating to its global manufacturing strategy.  Excluding these charges, the Company expects its full year 2007 diluted earnings per common share to be in the range of $3.30 to $3.50.  This guidance assumes that full year average raw material costs will remain essentially flat compared with 2006.  This guidance also assumes mid-single-digit sales growth, a full year tax rate of 31.5% and continued steady growth in the global economy.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (800) 310-6649 (domestic) or (719) 457-2693 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Monday, February 5, 2007 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 4209936.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-GAAP Information

The Company’s management from time to time presents information that does not conform to U.S. Generally Accepted Accounting Principles, including diluted earnings per common share and operating profit excluding the effects of restructuring charges and charges related to the Company’s global manufacturing strategy, as well as changes in net sales excluding the effects of foreign currency translation.  The Company’s management believes that presenting diluted earnings per common share and operating profit excluding the effects of these charges reflects the Company’s operating performance on a basis consistent with the Company’s most recent earnings guidance.  The Company’s management uses changes in net sales excluding the effects of foreign currency translation to measure the performance of the Company’s operations.  Thus, management believes that this information may be useful to investors.  Such measures are also among the criteria upon which performance-based compensation may be determined.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  changes in raw material and energy costs; the effects of animal and food-related health issues; import/export restrictions; market conditions; the evolution and timing of the Company’s global manufacturing strategy; tax, interest and exchange rates; the success of new products; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES
Results for the periods ended December 31
(Unaudited)
(In millions, except per share data)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31		% Increase	Year Ended December 31		% Increase
	2006	2005	(Decrease)	2006	2005	(Decrease)
Net sales by business segment:
Food packaging	$718.5	$667.1	8	$2,702.9	$2,532.1	7
Protective packaging	427.0	408.6	5	1,625.0	1,553.0	5

Total net sales	1,145.5	1,075.7	6	4,327.9	4,085.1	6

Cost of sales	806.2	779.0	3	3,087.8	2,927.1	5

Gross profit	339.3	296.7	14	1,240.1	1,158.0	7
As a % of total net sales	29.6%	27.6%		28.7%	28.3%

Marketing, administrative and development expenses	187.0	160.6	16	701.1	645.9	9
As a % of total net sales	16.3%	14.9%		16.2%	15.8%

Restructuring charges(1)	0.8	0.4	100	12.9	1.7	NA

Operating profit	151.5	135.7	12	526.1	510.4	3
As a % of total net sales	13.2%	12.6%		12.2%	12.5%

Interest expense	(35.1)	(37.3)	(6)	(148.0)	(149.7)	(1)

Other income, net	5.4	4.3	26	22.0	15.9	38

Earnings before income tax expense	121.8	102.7	19	400.1	376.6	6

Income tax expense	38.5	29.7	30	126.0	120.8	4

Net earnings	$83.3	$73.0	14	$274.1	$255.8	7
As a % of total net sales	7.3%	6.8%		6.3%	6.3%

Basic earnings per common share(2)	$1.03	$0.90		$3.38	$3.09

Diluted earnings per common share(2)	$0.89	$0.77		$2.93	$2.69

Weighted average number of common shares outstanding:
Basic	80.6	81.5		81.1	82.8

Diluted	95.8	96.7		96.3	98.0

(1) In the quarter and year ended December 31, 2006, the Company recorded $0.1 million and $11.8 million, respectively, of restructuring charges related to the first phase of its multi-year global manufacturing strategy announced in July 2006. In addition, the quarter and year ended December 31, 2006 includes $0.7 million and $1.1 million, respectively, in additional restructuring charges.  In the quarter and year ended December 31, 2005, the Company recorded $0.4 million and $1.7 million, respectively, related to the 2004 restructuring program.

(2) See the Supplementary Information included in this release for the calculation of basic and diluted earnings per common share.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
Results for the periods ended December 31
(Unaudited)
(In millions, except per share data)
CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Basic EPS:

Numerator

Net earnings ascribed to common shareholders - basic	$83.3	$73.0	$274.1	$255.8

Denominator

Weighted average number of common shares outstanding - basic	80.6	81.5	81.1	82.8

Basic earnings per common share	$1.03	$0.90	$3.38	$3.09

Diluted EPS:

Numerator

Net earnings ascribed to common shareholders - basic	$83.3	$73.0	$274.1	$255.8

Add: Interest on 3% convertible senior notes, net of income taxes	1.9	1.9	7.8	7.8

Net earnings ascribed to common shareholders - diluted	$85.2	$74.9	$281.9	$263.6

Denominator

Weighted average number of common shares outstanding - basic	80.6	81.5	81.1	82.8

Effect of conversion of 3% convertible senior notes	6.2	6.2	6.2	6.2

Effect of assumed issuance of asbestos settlement shares	9.0	9.0	9.0	9.0

Weighted average number of common shares outstanding - diluted (1)	95.8	96.7	96.3	98.0

Diluted earnings per common share	$0.89	$0.77	$2.93	$2.69

(1) In calculating diluted earnings per common share, the Company’s calculation of the weighted average number of common shares outstanding for the quarters and years ended December 31, 2006 and 2005 provides for the conversion of the Company’s 3% convertible senior notes due June 2033 due to the application of Emerging Issues Task Force, known as the EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” the assumed issuance of nine million shares of common stock reserved for the Company’s previously announced asbestos settlement, which is discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006, and the exercise of dilutive stock options, net of assumed treasury stock repurchases.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
Results for the periods ended December 31
(Unaudited)
RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE(1)

	Quarter Ended December 31		Year Ended December 31
	2006	2005	2006	2005

Reported U.S. GAAP diluted earnings per common share	$0.89	$0.77	$2.93	$2.69

Earnings effect resulting from the following:

Total global manufacturing strategy charges, net of income tax expense	0.01	—	0.10	—

Other restructuring charges, net of income tax expense	0.01	—	0.01	0.01

Diluted earnings per common share excluding global manufacturing strategy charges and other restructuring charges	$0.91	$0.77	$3.04	$2.70

(1) The Company’s management believes that presenting diluted earnings per common share excluding the effects of the global manufacturing strategy and restructuring charges reflects the Company’s operating performance on a basis consistent with the Company’s most recent earnings guidance and thus management believes that this information may be useful to investors.  Diluted earnings per common share excluding these charges is among the criteria upon which performance-based compensation may be determined.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
Results for the periods ended December 31
(Unaudited)
(In millions)
BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES(2)

BUSINESS SEGMENT INFORMATION:

	Quarter Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Operating profit
Food Packaging	$86.8	$87.6	$311.0	$324.1

As a % of food packaging net sales	12.1%	13.1%	11.5%	12.8%

Protective Packaging	65.6	48.7	228.7	189.0

As a % of protective packaging net sales	15.4%	11.9%	14.1%	12.2%

Total segments	152.4	136.3	539.7	513.1

Restructuring charges(1)	(0.8)	(0.4)	(12.9)	(1.7)

Unallocated corporate operating expenses	(0.1)	(0.2)	(0.7)	(1.0)

Total	$151.5	$135.7	$526.1	$510.4

As a % of total net sales	13.2%	12.6%	12.2%	12.5%

Depreciation and amortization
Food Packaging	$29.4	$28.9	$115.5	$115.1
Protective Packaging	13.1	15.4	52.5	59.5
Total	$42.5	$44.3	$168.0	$174.6

(1) The quarter and year ended December 31, 2006 includes a $0.8 million charge and $13.0 million charge, respectively, related to Food Packaging and no charge and a $0.1 million credit, respectively, related to Protective Packaging. The quarter and year ended December 31, 2005 includes a $0.1 million and $0.8 million charge, respectively, related to Food Packaging and $0.3 million and a $0.9 million charge, respectively, related to Protective Packaging.

	Quarter Ended December 31		Year Ended December 31
	2006	2005	2006	2005
CAPITAL EXPENDITURES:	$57.4	$30.3	$167.9	$96.9

(2) The amounts shown are subject to change prior to the filing of the Company’s upcoming annual report on Form 10-K.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
December 31, 2006 and 2005
(Unaudited)
(In millions)
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006(1)	2005

ASSETS

Current Assets:

Cash and cash equivalents	$373.1	$455.8

Short-term investments — available-for-sale securities	34.0	44.1

Accounts receivable, net of allowances for doubtful accounts	721.3	674.0

Inventories	509.4	409.1

Other current assets	121.9	112.4

Total current assets	1,759.7	1,695.4

Property and equipment:
Land and improvements	35.7	32.8
Buildings	516.2	508.6
Machinery and equipment	2,054.2	1,917.7
Other property and equipment	135.8	126.9
Construction-in-progress	139.7	66.7
	2,881.6	2,652.7
Accumulated depreciation and amortization	(1,911.5)	(1,741.5)
Property and equipment, net	970.1	911.2

Goodwill	1,957.1	1,908.8

Other assets	335.3	348.8

Total Assets	$5,022.2	$4,864.2

(1)  The amounts shown are subject to change prior to the filing of the Company’s upcoming annual report on Form 10-K.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
December 31, 2006 and 2005
(Unaudited)
(In millions)
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2006(1)	December 31, 2005
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$20.2	$21.8

Current portion of long-term debt	5.5	241.4

Accounts payable	283.9	250.3

Asbestos settlement liability	512.5	512.5

Other current liabilities	497.8	434.1

Income taxes payable	86.2	73.4

Total current liabilities	1,406.1	1,533.5

Long-term debt, less current portion	1,826.6	1,813.0

Other liabilities	141.2	125.6

Total Liabilities	3,373.9	3,472.1

Total Shareholders’ Equity	1,648.3	1,392.1

Total Liabilities and Shareholders’ Equity	$5,022.2	$4,864.2

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming annual report on Form 10-K.